Exhibit 10.1

FIRST AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

This FIRST AMENDMENT (this “First Amendment”) to the Senior Secured Convertible Note dated October 22, 2025, as modified by the letter agreement between the Company and the Holder entered into on February 12, 2026 (as so modified, the “Note”), is dated as of November 6, 2026, by and between Capstone Holding Corp., a Nevada corporation, as successor by merger to Capstone Holding Corp., a Delaware corporation (the “Company”), and the purchaser of the Note (the “Holder” and, together with the Company, the “Parties”).

WHEREAS, the Company’s Delaware predecessor issued the Note in the original principal amount of $3,545,712.42 with a 8.34% original issue discount in favor of the Holder on October 22, 2025;

WHEREAS, the Maturity Date under the Note is currently defined as October 22, 2026;

WHEREAS, the Company and the Holder desire to amend the Note to extend the Maturity Date and modify the definition contained therein;

WHEREAS, pursuant to Section 16 of the Note, the Company and the Holder desire to amend the terms of the Note as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, each intending to be legally bound, agree as follows:

1.	Recitals. The recitations set forth in the preamble of this First Amendment are true and correct and incorporated herein by this reference.

2.	Capitalized Terms. All capitalized terms used in this First Amendment shall have the same meanings ascribed to them in the Note, except as otherwise specifically set forth herein.

3.

Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this First Amendment and the terms and provisions of the Note, the terms and provisions of this First Amendment shall control, but only to the extent of any such conflict or ambiguity.

4.	Amendment to the Note.

The definition of “Maturity Date” contained in Section 31(u) of the Note is hereby deleted in its entirety and replaced as follows:

“ “Maturity Date” shall mean December 13, 2027; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.”

5.

Existing Indebtedness. From the date of this First Amendment, Section 13(g) of the Note shall not apply to the following (together, “Existing Indebtedness”): (a) Indebtedness of the Company or any of its Subsidiaries outstanding on that date; (b) borrowings and reborrowings under revolving credit facilities of the Company or any of its Subsidiaries in effect on that date, up to the commitments under those facilities on that date; and (c) any extension, renewal or refinancing of that Indebtedness or those facilities that does not increase the principal amount outstanding, or the commitment, immediately before it. This Section modifies only Section 13(g) of the Note.

6.

Standstill. “Existing Default” means any Event of Default, if any, arising from an event, act, omission or circumstance occurring or existing on or before the date of this First Amendment, including its continuation after that date, any Event of Default that results from it solely through the passage of time or the giving of notice, and any Event of Default under Section 13(d) of the Note arising from payments on Existing Indebtedness. Before the Maturity Date, the Holder shall not, on account of any Existing Default, (a) deliver an Event of Default Redemption Notice, act on one delivered before the date of this First Amendment or otherwise require redemption of the Note, (b) demand, accelerate, sue for or otherwise collect any amount under the Note, including any amount due and unpaid on or before the date of this First Amendment, or (c) exercise any remedy against the Company, any of its Subsidiaries or any collateral under the Note, the Security Agreement (as defined in the Securities Purchase Agreement), any other Transaction Document or applicable law. Any redemption under Section 4(c) of the Note on account of an Existing Default is deferred to the Maturity Date, and no amount that this Section bars the Holder from collecting may be added to any other redemption before the Maturity Date. No Default Interest or Late Charge has accrued or shall accrue for any period through and including the Maturity Date on account of (a) any Existing Default or (b) any failure to pay when due any amount that was due on or before the date of this First Amendment, whether or not that failure is an Event of Default. No Default Interest or Late Charge excluded by the preceding sentence shall be payable at any time or included in any Conversion Amount. This Section does not limit the Holder’s rights under Section 4(d) of the Note, including its right to convert at the Event of Default Alternate Conversion Price, or, except as provided in Section 7 of this First Amendment, change how Interest accrues at the Interest Rate under the Note. This Section binds each successor and assign of the Holder.

7.

Interest. Notwithstanding Section 2(b) of the Note, for any period after October 22, 2026, Interest accrues only on the Principal outstanding from time to time, at the Interest Rate. The extension of the Maturity Date under this First Amendment does not increase the minimum amount of Interest stated in Section 2(b) of the Note.

8.	Not a Novation. This First Amendment is a modification of the Note only and not a novation.

9.

Effect on Note. Except as expressly amended by this First Amendment, all of the terms and provisions of the Note shall remain and continue in full force and effect after the execution of this First Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

10.

Execution. This First Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same First Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or ".pdf" signature page was an original thereof.

11.	Governing Law. This First Amendment shall be construed in accordance with and governed by the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first above written.

CAPSTONE HOLDING CORP.

By:	Matthew Lipman
Name: Matthew Lipman
Title: Chief Executive Officer

3i, LP

By:	3i Management LLC, As General Partner

By:	Maier J. Tarlow
Name: Maier J. Tarlow
Title: Manager

[Signature Page to First Amendment to Senior Secured Convertible Note]

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